Exhibit 99.1

Date: November 1, 2013

Spectra Energy Corp and Spectra Energy Partners Close on Drop-Down of

Remaining U.S. Transmission, Storage and Liquids Assets

Transaction Supports Growth and Increased Dividends/Distributions

HOUSTON — Spectra Energy Corp (NYSE: SE) today announced closing on the drop-down of substantially all of the remaining U.S. transmission, storage and liquid assets to its Master Limited Partnership (MLP) Spectra Energy Partners (NYSE: SEP). The drop-down consideration to Spectra Energy included $2.3 billion in cash, the transfer of $2.4 billion of debt to SEP, 167.6 million newly issued LP units and 3.4 million newly issued GP units. An additional closing for the remainder of the Southeast Supply Header assets is expected in the fourth quarter of 2014. After the second closing, Spectra Energy will have received a total of approximately 172 million newly issued LP units and 3.5 million GP units.

“This transaction—which we closed earlier than expected—is a win for investors in both Spectra Energy and Spectra Energy Partners as it enables accelerated dividend and distribution growth at both entities,” said Greg Ebel, president and chief executive officer, Spectra Energy and president, CEO, and chairman of the board, Spectra Energy Partners. “The tremendous combination of a large C-Corporation with one of the largest fee-based MLPs will provide us with the scale and financial flexibility to execute on $25 billion in growth projects this decade and allow us to effectively pursue additional opportunities as they arise.”

As previously announced, and as a result of the transaction, Spectra Energy will raise its annual dividend to shareholders by 12 cents (9.8 percent) next year effective in the first quarter of 2014. Spectra Energy Partners will increase its quarterly distribution paid in the first quarter 2014 by three cents per unit, and then provide one cent per unit quarterly increases thereafter. Both increases are subject to Board of Directors approval.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2012 Form 10-K, filed on February 22, 2013, and in other filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based, master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest fee-based MLPs in North America and owns interests in pipelines and storage facilities that connect growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 150 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Spectra Energy

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts:	Roni Cappadonna
(713) 627-4778

Spectra Energy Partners

Media
& Analysts:	Derick Smith
(713) 627-4963

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